Exhibit 3

[FORM OF]
ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
OF
MEDICALCV, INC.

MedicalCV, Inc., a corporation organized and existing under the laws of the state of Minnesota (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is MedicalCV, Inc.

SECOND:  In accordance with Section 302A.402 of the Minnesota Business Corporation Act, the board of directors of the Corporation duly adopted a resolution setting forth the proposed amendment to Article 3 of the Restated Articles of Incorporation, as Amended, of the Corporation to reflect a one (1) for ten (10) combination of its common stock, declaring the advisability of such amendment and directing that such amendment be effected via filing of these Articles of Amendment with the office of the Minnesota Secretary of State.

THIRD:  Article 3 of the Corporation’s Restated Articles of Incorporation, as Amended, is hereby amended to read in its entirety as follows:

ARTICLE 3

Authorized Shares:  The total authorized shares of all classes which the Corporation shall have authority to issue is 25,000,000 consisting of:  (a) 1,900 shares of 5% Series A Convertible Preferred Stock; (b) 998,100 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and (c) 24,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3.1           Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof.  Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

3.2           Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes.  Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

3.3           The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4           The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

3.5           The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

FOURTH:  These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any authorized class or series of the Corporation’s shares and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination approved by these Articles of Amendment exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

FIFTH:  These Articles of Amendment to the Corporation’s Restated Articles of Incorporation, as Amended, shall be effective at 4:00 p.m. Central Daylight Time on May 31, 2006.

This amendment has been approved pursuant to Minnesota Statutes Chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

May , 2006
Marc P. Flores
President and Chief Executive Officer